Exhibit 23(a)





                         Consent of Independent Auditors



The Board of Directors
Trans Financial, Inc.:

We consent to the use of our report dated January 20, 1997, on the consolidated financial statements of Trans Financial, Inc. and subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report refers to a change in the method of accounting for mortgage servicing rights in 1995.


                                               /s/ KPMG Peat Marwick LLP

KPMG Peat Marwick LLP
Louisville, Kentucky
June 25, 1997